EXHIBIT 99.2

Investment Community Conference Call

Tuesday, May 8, 2007, 4:00 PM Eastern

Operator

Good Afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session.

Instructions on how to participate in the session will be given at the conclusion of the presentation. Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words believe, expect, target, goal, project, anticipate, predict, intend, plan, estimate, may, will, should, could, and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performance, anticipated trends and growth in businesses or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. We undertake no obligation to update and revise any forward-looking statements. You should not place undue reliance on these forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the documents that we file with the SEC from time to time. And at this time, I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QuadraMed Corporation - President, CEO

Thank you, Nick. Good afternoon, ladies and gentlemen, and thank you for joining us today. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. Dave will discuss the financial statements, then I will discuss what I believe are key aspects of the business. After which we’ll take your questions. Dave?

David Piazza - QuadraMed Corporation - CFO

Thanks, Keith, hello everyone. Thanks for joining our call today. This morning in our press release we reported our first quarter 2007 operating results, which included quarterly net income for the fourth consecutive quarter and for the fifth time in the last six quarters. For our three months ended March 31, 2007, we had net income of $2.6 million. We also reported net income to common shareholders of $1.3 million, and income per share, basic and diluted, of $0.03. By comparison, we reported net loss to common shareholders of $3.3 million for the first quarter of 2006.

As you may recall, the results last year were heavily impacted by severance costs resulting from our RIF and by the settlement of litigation. In addition to the fact that the first quarter of each year is typically the lowest performing revenue quarter of the year due to seasonality in our business. In our year-end call a couple of months ago, I also suggested to you that we expected the impacts of the seasonality to be true in Q1 of 2007 as well. And I’ll get back to that in a minute or two.

We also reported this morning an EBITDA of $3.7 million for the quarter, compared to EBITDA of only $200,000 in Q1 of last year. This increase in EBITDA is primarily due to the absence of one-time items similar to those that occurred in Q1 of last year, as well as overall lower expenses this quarter versus Q1 of last year. Our revenues had little contribution to the improvement in operating results, however, as for both comparable periods, revenues were at the seasonably low end of our $29 to $31 million quarterly range. Now, for Q1 of 2007, we are reporting total revenue of $29.2 million, compared to $28.9 million for the first quarter of 2006.

And some of the seasonal factors that have contributed to lower than average revenue performance in the first quarter are a less than priority or sense of urgency toward project completion by our customers in the earlier part of this year. In addition, the start of new budgetary years, the impact of returning from the holidays and the shorter than average work month of February also may affect scheduling of installation activities at customer sites. While we are talking about revenues, I would like to tell you something about Q2 revenues that we expect will be different from our recent trends.

For Q2 of 2007, we expect to report revenues in the range of $32 to $35 million. And this range includes a single unusual contract, which exceeds $3.5 million, most of which is hardware. This contract also carries a significant cost of revenue and a very low gross margin. Consequently, the impact on gross margin in the quarter will be very little dollar-wise. But it will serve to drag overall gross margin for the quarter down into the mid-50’s percentage-wise.

Our gross margin of 62% for Q1 of 2007 was virtually the same as a year ago. Our gross margin for services of 64% in Q1 was down slightly from almost 65% in the comparable 2006 quarter. The license gross margin increased from 59% in 2006, to 62% in Q1 of 2007. And this was due primarily to a reduction in 2007 in the amount of amortization expense related to acquired and capitalized software. Finally, the gross margin on hardware was negligible in 2007, where it was almost 9% in Q1 of last year.

Now, our operating expenses overall declined $3.8 million in Q1 2007, compared to Q1 of 2006. $2.7 million of this favorable decrease was driven by general and administrative costs and $1.2 million by software development. Our G&A during Q1 of 2007 amounted to $3.9 million, compared to $6.6 million we reported in 2006. And although we had $1.1 million of litigation expense in the first quarter of 2006, we also had significantly higher overall consulting, legal and professional fees related to our SOX testing and related to our two S3 registration statements that were declared effective this past December.

And we also had severance expenses related to the RIF in Q1 of last year. In addition, during the first quarter of 2007, we had lower level of headcount and personnel-related costs and lower bad debt expense and other expenses than in Q1 of 2006. Our software development was also lower in Q1 of 2007 than in Q1 of last year. And this was due primarily to lower headcount and related personnel costs, including severance charges that were incurred in the first quarter of 2006. And also due to cost savings initiatives started at the end of that quarter.

Now our $16.1 million in total expenses for the quarter represents what I believe to be our seasonably low quarter in terms of the timing of some the expenses we are incurring for our strategic initiatives and other activities in 2007. We expect quarterly expenses to be in the low $17 million range, on the average, for the remainder of the year. And examples of some of the items that will occur later this year include, costs related to our branding campaign, SOX consulting and testing, and the hiring of specific development project personnel, as well as other open positions. And finally, during Q1 of this year, we had over $200,000 more interest income as a result of higher level of invested cash in 2007 versus 2006.

Now if you turn to Exhibit Four in this mornings press release, you will see our calculation of EBITDA for the last six quarters. The $3.7 million EBITDA reported for Q1 is significantly greater than a year ago but is less than the EBITDA we reported in the prior three quarters. And the changes in EBITDA over the last 12 months are almost entirely attributable to similar changes in revenues between their respective period, as is shown at the bottom of Exhibit Four. Our cash flow continued to be strong again during Q1, with cash from operations coming in at $8.9 million, compared to $5.3 million in Q1 of 2006. This was due to the improvement in operating results in Q1, higher bookings and execution payments and strong collections of our annual maintenance billings, which were both billed and collected in a timely manner this year.

Our balance of cash and investments increased to $52.8 million, which is $8.3 million higher than the $44.5 million we reported at year end. Our DSO’s increased slightly during the quarter to 62 from 60 at year end, but this was expected due to the maintenance billings that I just mentioned. By comparison to a year ago, our DSO’s were at 84. Now, I would like to turn the call over to Keith. Keith?

Keith Hagen - QuadraMed Corporation - President, CEO

Thanks, Dave. I’m very pleased with the start to the year and excited about the opportunities that lie ahead. Our quarterly revenue of $29.2 million came in where we expected, which shows that our internal forecasting and operational processes are working. The majority of our 2006 sales bookings came in the second half of the year and were mostly weighted in the fourth quarter.

So Q1 of this year was not significantly impacted by our 2006 year-over-year sales bookings growth. As I mentioned on the last call, I did not expect to see any real quarterly top-line growth this early in the year. During Q1, we did experience some client driven delays in several large implementations. This had the effect of pushing revenue out into future quarters. This represents only timing issues related to the revenue recognition, not lost revenue. Based on the contracts we have signed and the backlog of work we have, I do expect to see quarterly revenue rise as the year unfolds.

On the sales side, our pipeline continues to be replenished from last year’s sales success, growing from the $185 million, that I mentioned on the last call, to approximately $195 million at the end of April. Even more promising, is the fact that we had an outstanding sales performance in Q1. We exceeded our internal target, putting us ahead of our internal plan and certainly on track to meet or exceed our first half sales goal. Our big Q1 sales results came from strong sales performance across just about every product line.

As we have said in the past, QuadraMed is more than just Affinity. We have a broad product line and our business results show the strength of our full offering. In Q1, our sales bookings included the following large contracts. A $1.2 million identity management contract with the University of Maryland Medical Center, a healthcare organization that includes six hospitals. We’ve continued to be successful competing against our largest HIM competitor, 3M. In Q1 we signed a new $1.6 million coding and compliance contract with Catholic Health Systems of Western New York, which is a four hospital IDN. We also signed a $600,000 contract with Baptist Health in Birmingham, Alabama. And both of these were very competitive sales processes.

Additionally, we signed a new name Affinity contract with an acute care community hospital. This Affinity contract has a three year total value of just over $1 million and includes a full line of QuadraMed revenue cycle management products. A press release will be coming out soon, once we get the sign-offs from the client and the approvals to release their name.

Our net income of $2.6 million represents an increase of $4.5 million over Q1 of 2006. This shows the result of all of the hard work this management team has done to decrease our expenses and run a profitable business. We continue to focus on increasing our revenues.

As I have said, we are doing this both organically and inorganically. Organically, we are leveraging our new marketing message and branding that we launched at the February HIMSS Conference, along with our new sales organizational structure to drive sales of existing products. Our implementation teams are working with our clients to schedule and deliver the services that will drive the sales backlog into revenue. We also continue to invest heavily in R&D to make sure that our products are more than competitive.

Inorganically, we continue to look for acquisitions that fit our strategic plan and that we can leverage into accelerated growth. I continue to be very pleased with our success to date and very optimistic about our future. Thank you and we’ll take your questions now. Nick?

QUESTION AND ANSWER

Operator

Thank you, gentlemen. (OPERATOR INSTRUCTIONS) And our first question comes from Adrian Mackay with Freestyle Fund Management.

Adrian Mackay - Freestyle Fund Management - Analyst

Afternoon. Can you go through your pipeline numbers and the sales booking numbers, and give us a sense for when, timing-wise, those sales booking numbers actually are going to turn into revenues?

Keith Hagen - QuadraMed Corporation - President, CEO

That’s a level of detail that we don’t put out. We talk about the—we provide each quarter the pipeline, so that people can see kind of where that is relative to previous quarters. And then on the half years, I provide our sales booking numbers. I don’t do it quarterly because I think that is too granular. We have some large contracts, like we talked about, $1.6 million contracts, $1.2 million contracts, and those can move between quarters. At this point, about 2/3 of our total sales bookings come in the second half of the year, which is higher than—it’s about the same as last year but higher than in years past. Mostly due to the fact that the—our large business with the VA, which used to be sales bookings that occurred throughout the year, now occur as mostly centralized contracts in the second part of the year. And in fact, in usually the fourth quarter. Our sales bookings range from products that we can implement and install within two quarters, to systems that may take three years to recognize the full revenue. And so again, we don’t put out the details of that but that’s the flavor of the pipeline and the sales bookings.

David Piazza - QuadraMed Corporation - CFO

And Adrian, this is Dave. With respect to a little differentiation there. Like the government contract, which Keith said occurs at the fourth quarter of the year, that spans a period of, the VA’s fiscal year, of October 1 through September 30. So we would expect all of that revenue to come during that period over—not exactly a straight-line method but primarily on a straight-line method. All of the other contracts, as Keith said, typically may take between six and nine months. And a big Affinity deal is going to take between 24 and 36 months before all of that revenue is recognized.

Adrian Mackay - Freestyle Fund Management - Analyst

That’s helpful. You have given the sales bookings number in the past and I understand it’s not necessarily the easiest number to translate into where your business is going revenue-wise, but can you comment just qualitatively on where the number is now versus last year versus in the fourth quarter of last year?

Keith Hagen - QuadraMed Corporation - President, CEO

Sure. The number, we’re, year to date, internally ahead of where we were last year. For the first half, we did, I think it was $26 million in sales bookings in the first half of last year. And we expect we will come in—our internal goal—our internal target is actually a little bit less than that. Again mostly because of the VA business moving to the second half, so it doesn’t affect the full year but it affects the halves. But year to date, we are ahead of where we were last year. And then I talked on the last call that we changed the organizational structure of our sales force, so we have salespeople that are in new territories. And so that also affects some of the timing on the sales bookings, as people come up to speed within their territories. But that’s generally where we are.

Adrian Mackay - Freestyle Fund - Analyst

The VA sales bookings, I understand that a fair amount of the $20-odd million or so is actually kind of a renewal of existing contracts. Is that right?

Keith Hagen - QUADRAMED CORP - CEO, President

It is. There is a portion of that is a renewal of a one-year term license for the software. And then the other portion is training and implementation services, much of which we have to go out and sell. But we go out to try to capture those same kind of sales numbers each year. Because of turnover, people need to retrained, as well as this new rollout of software that we’re doing, which requires implementation services. So that is a target that we go after each year but only about—what is it Dave, roughly half of that is—?

Dave Piazza - QUADRAMED CORP - CFO

About half of it is term license and about half of it is service contracts and training. And we’ve spelled out the details of that, I think, when we announced the deal last fall.

Adrian Mackay - Freestyle Fund - Analyst

If you assume that that piece of the sales booking number doesn’t change that much, then based on your earlier comments you are slightly better than you were last year in terms of the full-year outlook?

Dave Piazza - QUADRAMED CORP - CFO

In terms of revenue for the VA, we would be, yes.

Adrian Mackay - Freestyle Fund - Analyst

Right. But if you assume that—so the VA contract is going to be better this year than last year?

Dave Piazza - QUADRAMED CORP - CFO

No, I’m sorry. The revenue related to what we sold last year, most of which would be recognized this year would probably put us in a better position revenue-wise than we would have been last year for the deal that was booked the prior year. Because of the fact, as Keith described, there was some new software that was in this, in the $20 million that we sold in the fourth quarter of last year.

Adrian Mackay - Freestyle Fund - Analyst

Okay. But assuming that you are able to repeat the VA performance more or less this year as compared to last year in terms of bookings, it sounds like you are doing slightly better on the other stuff. Is that a fair characterization?

Keith Hagen - QUADRAMED CORP - CEO, President

Year to date, I think that’s true for the first three to four months of the year.

Adrian Mackay - Freestyle Fund - Analyst

Okay. All right. That’s helpful. I’m just trying to get a sense of where things are going. Thanks a lot.

Operator

And now with Zazove, we’ll hear from Chris Cook.

Chris Cook - Zazove Associates - Analyst

Hi. Just a quick update on your guys taxes. I assume you guys aren’t going to be a cash taxpayer for any time soon but I just wanted you to quickly go over that, your NOL and tax position.

Dave Piazza - QUADRAMED CORP - CFO

Well, it’s an interesting position to be in, now that we’ve got income that we even have to talk about taxes. It’s the first time in the Company’s history, at least on the federal side. Yes, we don’t expect to be a taxpayer this year or in the near future because we have got so many accumulated NOL’s, which go all the way back to all our open tax years back to 1993, the first year of the Company’s existence. And in our 10-K, we showed an NOL carry-forward in the $130 million range. And all of that is being evaluated with respect to our FIN-48 implementation and that kind of thing and there will be some new information with respect to that in our 10-Q when we put that out in a few days.

Chris Cook - Zazove Associates - Analyst

All right. Thanks very much.

Operator

(OPERATOR INSTRUCTIONS) We’ll move next to Matt Campbell with Knott.

Matt Campbell - Knott Partners - Analyst

I was just curious if you could go through this $3.5 million hardware sale? Is that a sale to an existing customer? And can you just reiterate how we should think about the profitability of that one-time sale?

Dave Piazza - QUADRAMED CORP - CFO

Yes, it was a sale to an existing customer that occurred actually over a year ago, and it’s sitting in our deferred revenue balance. And has been there since we initially installed the contract a little over 1.5 years ago. And it’s to a single customer, the margin is negligible. So, as I described, the revenue and the cost of revenue components of that are going to be almost the same number. So, although the revenue will be increased, there will be a corresponding increase in cost of revenue. In the cost hardware line, specifically. And the impact of that will be, for the totality of revenue in the quarter, will be to take the overall gross margin down to the mid-50’s range. So if you look at an average revenue of let’s say $30 million and you add—which is driving let’s say a 62% gross margin, a little more than $18 million, and you add $3.5 million to both sides of that equation, both the revenue and expense, both sides go up dollar for dollar and therefore drag that 62% down into the mid-50’s.

Matt Campbell - Knott Partners - Analyst

Okay.

Keith Hagen - QUADRAMED CORP - CEO, President

And I’ll also just point out, just to verify, that that $3.5 million is not in the sales booking numbers that I talked about for 2006 or for Q1 of 2007.

Dave Piazza - QUADRAMED CORP - CFO

No, that was booked a long time ago.

Keith Hagen - QUADRAMED CORP - CEO, President

Yes.

Matt Campbell - Knott Partners - Analyst

Okay. And just on the acquisition front, I think I heard you say you are looking at acquisitions now. Would those acquisitions be accretive day one?

Keith Hagen - QUADRAMED CORP - CEO, President

Well, we’re kind of casting the net right now and looking at various different options, so I can’t speak to any particular opportunity that’s out there. Generally speaking, we absolutely will be looking at the various different metrics, EBITDA, multiple of our current business on the public market versus an EBITDA multiple that we would pay for a business, for example, would be things we would look at. And certainly, our goal would be to have an accretive transaction, particularly on an EBITDA multiple point of view, absolutely.

Matt Campbell - Knott Partners - Analyst

Great. Thank you very much. Keep up the good work, guys.

Operator

(OPERATOR INSTRUCTIONS) And we’ll go next to Bill Burnham with Inductive Capital.

Bill Burnham - Inductive Capital - Analyst

A quick question for you guys in terms of the preferred accretion and the other amortization costs associated with the financing and some of the acquired technology. Is that going to roll off completely in Q2 or is there going to be a little bit more at the tail end of this year?

Dave Piazza - QUADRAMED CORP - CFO

The amortization of acquired software will roll off in Q2, early Q3. And the capitalized software will also roll off in that period of time. And as far as the accretion to the preferred stock, the remaining amount there will roll off also in Q2 because that will be the end of the three-year period from which that initial accounting was set up. And if you’ll remember, it was all a function of the amount of dividends that would have been prepaid in the event there was an exercise of an option to convert. And we’ve paid all the dividends currently up to this point in time. And it has been ratcheting down on an effective interest method since that point in time. So, yes, that one will be gone as well.

Bill Burnham - Inductive Capital - Analyst

Okay. In terms of the cash balance of the Company, you talked a bit about potentially using some of that for acquisitions. Are there prohibitions in the preferred agreement? Do they have rights in terms of if you guys execute any kind of stock buyback you have to buy their stuff back first or can you guys actually by back common stock without affecting the preferred?

Keith Hagen - QUADRAMED CORP - CEO, President

I don’t believe that there’s anything in the Series A preferred stock that would be an issue related to that. I don’t think that there’s any preference that I can recall in there that would say that we would have to buy back preferred before we could buy back common.

Dave Piazza - QUADRAMED CORP - CFO

And just to be clear, the Company isn’t contemplating any sort of buyback at this point in time, either common or preferred.

Bill Burnham - Inductive Capital - Analyst

Thanks, appreciate it.

Operator

Next, we’ll go to Jeff Moore with Ares Management.

Jeff Moore - Ares Management - Analyst

Yes, I think you guys actually might have just answered my question. I was going to compliment you on the wonderful build in cash balances that have occurred over the course of the last several quarters. And if that number continues to grow, just curious from management’s perspective or the Board, what plans you might have for that cash?

Keith Hagen - QUADRAMED CORP - CEO, President

Yes, and right now for 2007, we are looking at how to best leverage our cash position to grow the business and to help us get the top-line growing. I think that’s what we are all kind of focused at and looking at is; When can we see the revenues start to go up? Right now, we think there may be some opportunities from an acquisition point of view. As I said, there’s a lot of things out there. We’re just looking through to make sure that anything we do is very much in line with our strategic plan and fits in with what our mission is within healthcare IT. And should we get to the end of 2007 and we haven’t found anything that’s worthwhile, then the Board will have to reconsider what to do next. But as Dave said, right now there’s no plans to do any buybacks using the cash.

Jeff Moore - Ares Management - Analyst

Fair enough. And it is fair to assume, as well, that over the course of the balance of the year, you guys, in the absence of any acquisitions, would expect to continue to build cash? Or are there any other contingencies that may be on the horizon that would cause you to want to build cash in advance?

Dave Piazza - QUADRAMED CORP - CFO

I don’t think there’s any contingencies, Jeff, that I can think of, if I understand your question right. But I can say this, the first quarter is probably a—hello? Hello?

Keith Hagen - QUADRAMED CORP - CEO, President

Somebody is at an airport.

Jeff Moore - Ares Management - Analyst

It’s me unfortunately. I’m going to mute my phone guys, continue, please, thanks.

Keith Hagen - QUADRAMED CORP - CEO, President

Thank you.

Dave Piazza - QUADRAMED CORP - CFO

The first quarter is—as I mentioned, it was very high cash flow from operations, $8.9 million. A lot of that had to do with our annual maintenance billings. So, just to be clear, we don’t expect $8.9 million to be a forecast of quarterly growth in cash, it’s a seasonal high in that respect. It’s one of the good seasonal aspects of first quarter. But we do expect the entire year to be cash flow positive but it won’t be along that trend line.

Jeff Moore - Ares Management - Analyst

Great. Thank you, Dave. Appreciate it. Great quarter, guys.

Operator

And Mr. Hagen, it appears there are no further questions at this time. I’ll turn the conference back over to you for any additional or closing remarks.

Keith Hagen - QUADRAMED CORP - CEO, President

Very well. Thank you everybody. We appreciate you joining us on the call. Thank you for the great questions. And again, we very much appreciate everybody’s interest in QuadraMed and the things that we’re doing. Thanks, and have a great day.

Operator

Once again, that concludes today’s conference call. We thank you for joining us. Have a great day.